Exhibit 11

                LOSS PER COMMON SHARE COMPUTATION

                     VANGUARD AIRLINES, INC.
                  Computation of Loss per Share

                                                    Six Months ended
                                                          June 30,
                                                    1996       1995

Net loss                                        $(7,798,131) $(6,130,454)
Weighted average number of
common shares outstanding during
the period8,                                         574,255      433,333

Add - common equivalent shares
representing shares issuable upon
the conversion of Series A
Preferred Stock (2)                                    ---      2,000,000

Add - common equivalent shares
representing shares issuable upon
the conversation of Series B
Preferred Stock (2)                                      ---    3,641,043

Add - common equivalent shares
(determined using the "treasury
stock method") representing the
shares issuable upon the exercise
of stock options and warrants
outstanding (1)                                          ---      738,778

Weighted average number of common
and common equivalent shares
outstanding                                        8,574,255    6,813,154

Net loss per share                                    $(.91)       $(.90)



(1) In 1995, the computation of loss per share was determined under the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 83. In 1996, outstanding stock options and warrants were not considered in the net loss per share calculation, as their effects are antidilutive.

(2)  Series A and Series B Preferred Stock converted on November
     3, 1995 in connection with the closing of the Company's initial public offering of Common Stock.

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